Exhibit 99.1

PRESS RELEASE

Dated:  July 21, 2005

FOR IMMEDIATE DISTRIBUTION

CONTACT: Ronald E. Baron

        Vice President and Chief Financial Officer

        Voice: 434-292-8100  E-mail: ron.baron@greatbanksva.com

Citizens Bancorp of Virginia, Inc. (CZBT) Announces Six Months Earnings

(Blackstone, Virginia)

Citizens Bancorp of Virginia, Inc., the parent company of the Citizens Bank & Trust Company, announced earnings of $1.39 million ($0.57 per share) for the first six months of 2005 versus earnings of $1.48 million ($0.60 per share) for the same period in 2004.  Exclusive of Gains on Sale of Investments, Gains on Sale of Loans and Losses on the Sale of Other Real Estate Owned, net income declined by 2.81% from the same period in 2004.  Total Assets of the Company as of June 30, 2005 totaled $272.9 million or $615 thousand greater than the $272.3 million at June 30, 2004.

The primary impact to earnings in the first half of 2005 as compared to 2004 was attributed to the $196 thousand provision for loan losses, or $171 thousand more than the $25 thousand that was recognized in the same period in 2004.  This additional provision was the result of charging off two commercial credits in the first quarter of 2005.

Improvements were seen in Interest Income with an increase of $469 thousand, from the first six months of 2004, and Non-Interest Income increasing $175 thousand from the year-ago period. Interest Income totaled $7.05 million for 2005, in comparison to $6.58 million for 2004.  The increases were a result of the higher level of short–term interest rates and higher earning asset balances than the previous year. Non-Interest Income for the first half of 2005 totaled $999.8 thousand versus $884.3 thousand for the same period in 2004. Non-Interest Income, exclusive of Gains on Sale of Investments, Gains on Sale of Loans and Losses on the Sale of Assets and Other Real Estate Owned, was primarily attributable to increases of $157 thousand in Deposit Account fees (up 32.6% over 2004), which is due to the increased number of checking accounts and changes in deposit product features. ATM Fees increased by 38.2% over the same period in 2004.

Interest Expense was up $195 thousand over the first six months of 2004, to end the period at $1.96 million. Increased interest expense was the result of higher interest bearing deposit account balances averaging approximately $3 million higher than the same period in 2004 and higher short-term interest rates than last year.

Non-Interest Expense for the first six months of 2005 totaled $4.04 million or $221.8 thousand higher than the same period in 2004; an increase of 5.4%. Personnel costs were only $17 thousand higher than the previous year.  Costs attributable to staffing the two new banking offices are reflected in the 2005 figures and this is partially offset by a lower employee census than the same period in 2004. Other cost increases were the result of facilities-related costs for the new branches, costs associated with complying with the Sarbanes/Oxley Act, and Internet Banking.

Loan balances were substantially higher in the first half of 2005, as compared to the same period in 2004, with gross loans at $197 million as of June 30, 2005 versus $186.8 million or a $10.2 million increase.  Asset quality remains strong with delinquent loans at lower levels than June 30, 2004.  Deposit account balances at June 30, 2005 were $236.6 million or a decrease of $2.3 million from the year-ago period. However, core deposit balances, during the same period, grew $1.9 million, as the Bank shed $4.5 million in non-core, rate volatile deposits. Non-interest bearing deposit accounts grew $4.9 million or 15% from June 30, 2004.

Citizens Bank and Trust Co., was founded in 1873 and is the second oldest independent bank in Virginia. The bank has nine offices in the Counties of Amelia, Chesterfield, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $272.9 million in assets as of June 30, 2005.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, as filed with the Securities and Exchange Commission.